EXHIBIT 10.18
EXECUTIVE OFFICER ANNUAL INCENTIVE CASH BONUS PROGRAM
The Company maintains an annual incentive cash bonus program to attract, retain and motivate executive officers who can contribute to the Company's future success. The program is administered by the Management Organization and Compensation Committee (“Committee”).
Each year the Committee approves an annual incentive cash bonus calculation for the executive officers with performance targets comprised of the Company's financial performance results and the individual's strategic task accomplishments. Unless otherwise determined by the Committee, the Company-wide financial performance results are based on return on invested capital and earnings per share, and the business unit performance results are based on operating income (in each case after adjustments for non GAPP items). The bonus amount payable is a percentage of salary based upon an executive's participation category and the level of attainment of the applicable performance targets. The target bonus payable as a percent of base salary is 100% for the Chief Executive Officer, 85% for the Chief Operating Officer and 75% for all other executive officers. Performance below the target levels will result in lower or no bonus payments and performance above the target levels result in higher bonus payments, up to a maximum of 200% of target.